Exhibit 10.4

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and entered into this 6th day of August, 2004 (“Effective Date”), by and between STEPHEN A. WYNN, an individual (hereinafter “Wynn”) and VALVINO LAMORE, LLC, a Nevada limited liability company, with offices at 3145 Las Vegas Boulevard South, Las Vegas, Nevada (“Valvino”).

R E C I T A L S

A.	Wynn and Wynn Resorts Holdings, LLC (“Holdings”) are entering into a Surname Rights Agreement, dated the date hereof (the “Surname Rights Agreement”), which Surname Rights Agreement addresses the use and registration of the WYNN Mark in connection with Resorts (each, as defined in the Surname Rights Agreement). Pursuant to the Surname Rights Agreement, Wynn has agreed to assign, and Holdings has agreed to acquire, all right, title, and interest that Wynn possesses worldwide in the WYNN Mark in connection with Resorts. Valvino is an affiliate of Holdings.

B.	Pursuant to a Trademark Consent Agreement between Wynn and Valvino, dated January 8, 2002 (the “Trademark Consent Agreement”), Valvino and its subsidiaries were granted rights to use and register certain WYNN Marks.

C.	In connection with the execution of the Surname Rights Agreement, Wynn and Valvino desire to terminate the Trademark Consent Agreement, as Valvino will obtain rights to use WYNN Marks directly from Holdings.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wynn and Valvino hereby terminate the Trademark Consent Agreement.

In Witness Whereof, the parties have caused this Termination Agreement to be duly executed as of the Effective Date.

WYNN:	Valvino:

VALVINO LAMORE, LLC
/S/ STEPHEN A. WYNN	By WYNN RESORTS, LIMITED
Stephen A. Wynn	Its Sole Member

	By	/S/ MARC SCHORR

	Its	C.O.O.